Exhibit 10.2(1)(h)

EIGHTH AMENDMENT

TO THE

A. H. BELO

SAVINGS PLAN

A. H. Belo Corporation, a Texas corporation (the “Company”), delegated to its Benefits Administrative Committee (the “Committee”) the authority to amend the A. H. Belo Savings Plan, as amended and restated January 1, 2015 (the “Plan”) and has amended the Plan previously seven times.  The Company’s authority to amend the Plan is contained in Article 15 of the Plan, and the Company delegated its authority to the Committee via its Charter.  Pursuant to its authority, the Committee hereby amends the Plan as adopted on June 18, 2020 and as effective retroactively as provided in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) as of  March 1, 2020,  or by the effective date of the provision in the Setting Every Community Up for Retirement Enhancement Act (the “SECURE Act”), by adopting this Eighth Amendment to the Plan (this “Amendment”) as provided herein.

1. Article 7 is amended to add new Section 7.10 immediately following Section 7.9 as follows effective on and after March 1, 2020 and prior to December 31, 2020:

7.9 Coronavirus Distribution.

(a) Coronavirus Distribution. A Participant who satisfies the requirements to be a Coronavirus Distributee as defined below, shall be eligible to request a Coronavirus Distribution from the Participant’s Vested Accounts in this Plan from March 1, 2020 through December 31, 2020. A Participant who requests a Coronavirus Distribution from the Plan is limited to receiving no more than $100,000 in total from all plans within the Company’s Controlled Group. Coronavirus Distributions shall only be available from March 1, 2020 through December 31, 2020.

(b) Qualification as a Coronavirus Distributee.  A Participant shall qualify as a “Coronavirus Distributee” only if either:

(i) Participant is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

 (ii) Participant’s spouse or dependent (as defined in section 152 of the Code) is diagnosed with such virus or disease by such a test;

(iii)  the Participant experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours  of a business owned or operated by the individual due to such virus or disease,  or other factors as determined by the Secretary of Treasury (or the Secretary’s delegate);

(iv) the Participant experiences a reduction in pay (or self-employment income) due to COVID-19 or having a job offer rescinded or start date for a job delayed due to COVID-19:

(v) the Participant’s spouse or a member of the Participant’s household (a person is a member of the household of the Participant if they share the Participant’s principal residence) is quarantined, furloughed or laid off or had work hours reduced due to COVID-19, is unable to work due to lack of childcare due to COVID-19, or had a job offer rescinded or start date for a job delayed due to COVID-19; or

(vi) the Participant, the Participant’s spouse or a member of the Participant’s household (as defined in (v) above) operated a business  which was  closed or had its hours of business reduced due to COVID-19.

(c) Repayments of Coronavirus Distributions. A Coronavirus Distributee during the three year period beginning on the day after the date of the Coronavirus Distribution may repay the Coronavirus Distribution to the Plan in one or more payments and such repayments shall be credited to the Participant’s Accounts.  Such repayments in total shall be limited to the amount of the Coronavirus Distribution without any interest or earnings. A Coronavirus Distributee may repay all or part of the Coronavirus Distribution that meets the requirements of this Section 7.9 which the Participant received in one or more payments within three years of the date on which the Coronavirus Distribution was paid.  Such repayment shall be treated as if it were made to the Plan in a trustee to trustee transfer.  Such recontribution shall not be treated as a rollover for purposes of the one rollover per person per tax year limitation.

(d) Reliance on Employee Certification.  The Committee shall be entitled to rely on the Participant’s reasonable representation or certification of facts that the Participant is eligible for a Coronavirus Distribution, unless the Committee has actual knowledge that the Participant’s certification is false. The Committee shall have the sole discretion to determine which distributions and the extent of any distribution treated as a Coronavirus distribution, provided similar distributions are treated in a similar nondiscriminatory manner, The Committee is not under any obligation to inquire about a Participant’s certification of eligibility for a Coronavirus distribution or to investigate whether the Participant satisfied the requirements to be a Coronavirus Distributee,

(e)  Investment Funds and Accounts Impacted. Any Coronavirus Distribution shall be withdrawn on a pro rata basis from the Participant’s investment funds. The Coronavirus Distribution shall be deducted pro rata from the Participant’s vested interest in all Accounts.

(f) If a Participant terminates employment with an outstanding loan from the Plan, the Committee may treat the offset of the Participant’s benefit for the loan due as a Coronavirus distribution for employment terminations between March 27, 2020 and December 31, 2020.

2.  Section 7.5 of the Plan is hereby amended by adding new subsection (h) after subsection (g) effective on and after March 1, 2020:

(g) Coronavirus Distributee Loan Payment Delay.  A Coroanvirus Distributee who has a Participant loan outstanding at any time on or after March 27  2020 on which payments are owed to the Plan on or after March 27, 2020 and through December 31, 2020, such payment due dates shall be delayed for one year. For each repayment delayed under this subsection (g) shall be increased to reflect the delay in the due date and any interest accrued during such delay.  For any Coronavirus Distributee’s loan for which payments are delayed under this subsection (g), the five year limit on the duration of such loan shall not count the period between the first delayed payment under this subsection (g) through December 31, 2020 and shall be extended for such period.

3. Article 12, Section 12.4(e) of the Plan is amended by adding the following at the end of subsection (a) effective as of December 31, 2019 under the SECURE Act:

Notwithstanding the above, for distributions paid on or after January 1, 2020, distribution of a Participant’s entire vested and nonforfeitable  interest shall be determined in accordance with the temporary waiver of the minimum required distribution provisions of Code section 401(a)(9)(I), the requirements of this Section will not apply to any initial minimum required distribution for either the 2019 calendar year to be paid in 2020 for a Participant who attained the age of 70 and ½ in 2019,  or for the 2020 calendar year for a Participant who attained the age of 72 in calendar year 2020, or to any annual minimum required distributions for the 2020 calendar year for a Participant who had met the Required Beginning Date in a prior calendar year; provided however that a Participant may elect to receive such payments without regard to the temporary waiver provisions of Code section 401(a)(9)(I) and the guidance issued under such Code section as added by the CARES Act section 2203 and the changes to Code section 401(a)(9) as enacted under the SECURE Act.    The Required Beginning Date for any Participant for any calendar year after 2020 shall be determined without considering this Section 12.4(e).

4. Article 12, Section 12.6(b)(i)(C)  is  amended by adding the following sentence at the end of Section 12.6(b)(i)(C) to read as follows effective on and after March 1, 2020:

Such fifth anniversary shall be calculated without counting calendar year 2020.

5. Article 12, Section 12.6(b)(i)(C) shall be amended by adding the following sentence effective on and after January 1, 2020:

Effective on and after January 1, 2020 for Participants who attained the age of 70½ years on or after January 1, 2020, the preceding sentence shall be read substituting 72 for 70½ and not counting calendar year 2020 in determining the fifth anniversary.  Such substitution shall be interpreted in compliance with the guidance issued under the SECURE Act and CARES Act.  For any Participant who attained the age of 70½ on or prior to December 31, 2019, the sentences added to Section 12.6(b)(i)(C) shall be read without the additions made by this Eighth Amendment.

6.  Article 12 is amended by adding new section 12.9 immediately following section 12.8 effective as of January 1, 2020:

12.9 RMD Waiver Under the CARES Act.

(a) Notwithstanding Article 12 of the Plan, whether a Participant or Beneficiary who would have been required to receive required minimum distributions in 2020 (or paid in 2021 for the 2020 calendar year for a Participant with a required beginning date of April 1, 2021) but for the enactment of section 401(a)(9)(I) of the Code (2020 RMDs), and who would have satisfied that requirement by receiving distributions that are either (1) equal to the 2020 RMDs, or (2) one or more payments (that include the 2020 RMDs) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated beneficiary, will receive those distributions as determined in accordance with Article 12, Sections 12.4 through 12.6. Notwithstanding the requirements of Sections 12,4 through 12.6, a Participant or beneficiary will be given an opportunity to make an election as to whether or not to receive such required minimum distributions in 2020 or 2021.

(b) In addition, notwithstanding Sections 12.4 through 12.6 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, a direct rollover will be offered only for distributions that would be eligible rollover distributions in the absence of section 401(a)(9)(I).

(c) Participant’s elective choice for 2020 RMDs

This Section 12.9 of the Plan provides for a Participant shall have the right to elect to choose whether the Participant or his or her Beneficiarywill receive 2020 RMDs or to forgo receipt of the 2020 RMDs.

If a Participant does not elect to waive receipt of his or her 2020 RMDs, such Participant or Beneficiary shall receive a distribution of his or her 2020 RMDs.  A  Participant or Beneficiary who would have been required to receive a 2020 RMD will receive this distribution unless the participant or beneficiary chooses not to receive the distribution. A “2020 RMD” shall mean a required minimum distribution determined under Sections 12.4 through 12.6 hereunder without considering the changes made by this Eighth Amendment.

7. Article 7, Section 7.8 shall be amended by adding the following new subsection (e) immediately following Section 7.8(d) effective as of the date this Eighth Amendment is executed to read as follows:

(e) For purposes of Section 7.8 no 2020 RMDs or Extended 2020 RMDs shall be treated as Eligible Rollover Distributions under this Plan An “Extended 2020 RMD” shall mean a required minimum distribution that would have commenced during calendar year 2020 without the changes made in the Eighth Amendment and also includes other amounts distributed, but only if it includes part or all of the 2020 RMDs.

For purposes of the direct rollover provisions of the Plan, the following will also be treated as eligible rollover distributions in 2020: (Check one or none.)

________ 2020 RMDs.

________ 2020 RMDs and Extended 2020 RMDs.

________ 2020 RMDs (as defined in the plan) but only if paid with an additional amount that is an eligible rollover distribution without regard to section 401(a)(9)(I).

8.  No other provision of the Plan is amended by this Eighth Amendment.

Approved by the Committee at its meeting on the 23 day of July, 2020 and executed by the duly authorized Committee representative on behalf of the Committee on this 23 day of July, 2020.

A. H. BELO CORPORATION
By:	/s/ Julie Hoagland
Name:	Julie Hoagland
Title:	Chief People Officer